Casey's General Stores (Q1 FY 2020 Earnings) September 10, 2019

Corporate Speakers:

•	William Walljasper; Casey's General Stores, Inc.; Senior VP & CFO

•	Darren Rebelez; Casey's General Stores, Inc.; President, CEO & Director

Participants:

•	Christopher Mandeville; Jefferies LLC; Equity Analyst

•	Robert Griffin; Raymond James & Associates, Inc.; Senior Research Associate

•	Irene Nattel; RBC Capital Markets, LLC; MD of Global Equity Research

•	Karen Short; Barclays Bank PLC; Research Analyst

•	Kelly Bania; BMO Capital Markets Equity Research; Director & Equity Analyst

•	Charles Cerankosky; Northcoast Research Partners, LLC; MD of Research, Equity Research Analyst & Principal

•	John Royall; JP Morgan Chase & Co; Analyst

•	Damian Witkowski; G. Research, LLC; Research Analyst

•	Unidentified Participant

PRESENTATION

Operator: Good day, ladies and gentlemen. Welcome to Casey's General Stores First Quarter Fiscal Year 2020 Earnings Conference Call.

(Operator Instructions) As a reminder, this conference call is being recorded.

I'd now like to turn the conference over to Bill Walljasper, Chief Financial Officer. Sir, you may begin.

William Walljasper: Good morning, and thank you for joining us to discuss Casey's results for the quarter ended July 31. I am Bill Walljasper, Chief Financial Officer. Darren Rebelez, President and Chief Executive Officer, is also here.

Before we begin, I remind you that certain statements made by us during the investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements related to our possible or assumed future results of operations, business strategies, growth opportunities and performance improvements at our stores.

There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including our ability to execute on the value creation plan or to realize benefits from that value creation plan as well as other risks, uncertainties and factors which are described in our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC and are available on our website.

Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

This morning, Darren will first take a few minutes to summarize the results of the first quarter and then provide an update on the progress with our value creation plan. We will then open for questions about our results.

I would now like to turn the call over to Darren to discuss our results.

Darren Rebelez: Thanks, Bill, and good morning, everyone. Before we get into the results of the quarter, I'd like to start by saying how excited I am to be part of the Casey's team. During my time in the industry, I've always admired and respected Casey's and felt this would be the ideal opportunity for me given my background not only in the convenience store space, but also the fuel and restaurant industries.

I've been on the job now for about 3 months, and I'm optimistic about the initiatives underway and the opportunities for us going forward. I look forward to hopefully meeting all of you in person at some time in the future.

As you've seen in the press release, diluted earnings per share for the first quarter were up 22% to $2.31 a share compared to $1.90 a year ago. The results were driven primarily by a strong fuel margin versus the first quarter last year, continued operating expense control and sales gains inside the store.

We executed on several key milestones of our value creation plan this past quarter setting us up for continued strong performance in fiscal 2020. I'd now like to go over our results and some of the details in each of the categories.

Turning to first quarter in the fuel category. We experienced a favorable fuel margin environment combined our ability to leverage the implementation of PriceAdvantage, which is our fuel price optimization tool. These factors enable us to achieve an average fuel margin of $0.244 per gallon, up nearly 400 basis points from the same period last year. This drove over a 22% increase in gross profit dollars from the fuel category. Same-store gallons were down 2% in the quarter, in line with our expectations for the quarter though lower than our annual guidance range.

This is primarily due to our optimization efforts and softer demand as vehicle miles traveled in the Midwest declined. The average retail price for fuel during this period was $2.63 a gallon compared to $2.74 a year ago. Despite the decline in same-store gallons, total gallons sold for the quarter were up nearly 3% to 619 million gallons due to the strong contribution from new stores opened in the last 12 months. Same-store gallons in August were below our annual guidance. The average fuel margin in August is trending ahead of our annual guidance range.

Moving to inside the store. Total sales from the grocery and other merchandise category were up 6.7% to $688 million in the first quarter. Same-store sales were up 3.2% during the quarter, in line with our annual guidance. Excluding cigarettes, same-store sales were up 6.2%. The average margin in the quarter was 31.3%, down from a year ago primarily due to an out-of-period inventory adjustment related to how we account for inventory in transit, which had a $6.6 million adverse impact.

This impacted the margin by about 100 basis points, and gross profit dollars for the quarter in the category were up 3.1% to $215.5 million. Without the previously mentioned adjustment, gross profit dollars would have been approximately 6.3%, and same-store sales in August are trending within our annual guidance.

In the prepared food and fountain category, total sales were up 5.3% to $296 million for the quarter. Same-store sales were up 1.6%. We anticipate acceleration in same-store sales in the upcoming quarters as we gain traction from the launch of our new e-commerce platform and mobile app as well as the upcoming launch of our loyalty program later this fiscal year. The average margin for the quarter was up 20 basis points to 62.2% versus the first quarter a year ago primarily due to a product mix shift in cycling over 50th anniversary promotions from a year ago.

In the quarter, prepared food gross profit dollars rose 5.6% to $184 million. The average cost of cheese for the first quarter was $1.96 and is trending up. We're currently buying on the spot market and monitor this closely looking for buying opportunities. Same-store sales in August are trending below our annual guidance but have been trending up sequentially as we gain traction with our new digital platform.

We continue to stay focused on controlling operating expenses. For the quarter, total operating expenses increased 5.7% to $379.8 million. The increase was mainly driven by operating 76 more stores this quarter than a year ago. Same-store operating expenses, excluding credit card fees, were up 2.5%.

I'd now like to turn the call over to Bill to discuss the financial statements.

William Walljasper: Thanks, Darren. On the income statement, total revenue in the quarter was up 1.5% to $2.6 billion, primarily due to an increase in the number of stores and operations this quarter compared to the same period a year ago and sales gains mentioned previously, offset by lower retail fuel prices.

Depreciation in the quarter was up 1.6%, which was below our annual guidance, primarily due to a $4.1 million onetime adjustment related to the useful lives of underground storage tanks. Without the onetime adjustment, depreciation would have been approximately 8.6%.

As we have mentioned, there were several onetime items that occurred this quarter. The net impact of this was approximately a $0.05 adverse impact to diluted earnings per share. The effective tax rate for the quarter was 23.6%, up from a year ago, primarily due to a onetime adjustment last year related to state law changes. We continue to expect our effective tax rate for fiscal year 2020 to be between 24% and 25%.

Our balance sheet continues to be strong. At July 31, cash and cash equivalents were $96.7 million. Long-term debt net of current maturities was $1.3 billion. Our trailing 12-month debt-to-EBITDA ratio was 2.3x. We anticipate this moving downward as we continue to execute on our fiscal 2020 operating plan.

For the quarter, we generated $178.8 million in cash flow from operations and capital expenditure for $106.3 million compared to $98.3 million a year ago in the same period. Adjusted EBITDA grew 14.5% in the quarter compared to the same period a year ago. Our capital expenditure estimate for fiscal 2020 is $516 million.

I would now like to turn the call back over to Darren to update you on our unit growth and the progress with our value creation plan.

Darren Rebelez: Thanks, Bill. Our target this fiscal year is to build 60 stores and acquire approximately 25 additional stores. This quarter, we opened 15 new stores, acquired 4 stores and have 11 additional stores under agreement to purchase. You should expect a relatively even distribution of new store openings this fiscal year.

Currently, we have 107 sites in our pipeline, including 35 under construction, which positions us well for future growth. As we grow our store base, we continue to look for ways to increase our efficiency. We're in the final stages of evaluating a location and design for our third distribution center. As a result, we anticipate breaking ground on the new facility this fall. This will alleviate the pressure off of our current distribution centers, enabling our entire network to become more efficient. It will also allow us the ability to efficiently expand into new markets.

I would now like to turn provide an update regarding the value creation plan. As a reminder, this is a multiyear, long-term plan comprised of several key programs and value drivers, including a new fleet card program, retail price optimization, new digital platforms for our guests as well as a continued focus on controlling operating expenses and capital allocation. I then have an opportunity to review value creation plan and feel that all of the components of the plan are the appropriate areas that we should focus our attention on in the near term.

As I review the plan, it was clear that the intent was to deliver strong annual earnings per share and EBITDA growth while increasing return on invested capital. I'm confident that the plan will collectively deliver on this expectation. With this in mind, I'd like to share with you some of the key milestones that we accomplished over the course of the last quarter.

I'll begin with the new fleet card program. We launched this program in late October last year. We currently have over 2,000 new accounts with approximately 11,000 new cards issued. Although the utilization of these cards ramped up slower than we expected, it's gained momentum recently as we focused additional resources around the program. In addition, we continue to engage universal card providers as part of the overall approach to our fleet card strategy. The total fleet gallons in our first quarter grew approximately 9% compared to a year ago. We remain optimistic about the potential of the overall fleet program going forward.

Price optimization is another key program in our value creation plan. This will enable us to leverage the sales data generated by our broad network of stores combined with market data to make centralized rules-based pricing decision at the pump and in the store, which we anticipate will improve gross profit dollars across all categories throughout our network.

As we mentioned in our last call, we completed the implementation of PriceAdvantage to all of our stores to assist in fuel price optimization. During the first quarter, we began the integration of the tools directly with our point-of-sale system. This will give us greater agility in adjusting retail prices in response to the ever-changing fuel environment. We anticipate having this phase completed by the end of September.

As we mentioned before, we're utilizing dunnhumby as our price optimization platform inside our stores. After completing the successful test and learn pilot in the fourth quarter last fiscal year, we created 6 distinct geographic pricing zones. The pilot provided an incremental lift in revenue and gross profit versus the control group. During the first quarter, we rolled out this platform at the center of our store, and we'll continue the integration to the rest of our store over the course of our second quarter. We're excited about the benefit these programs will bring to the company.

We continue to progress with our digital engagement program and have completed several key milestones over the last quarter. As we mentioned in the last earnings call, we completed the integration of our new e-commerce website at the start of our first quarter. In addition to this, we rolled out our new mobile app during the first quarter. This platform provides an enhanced guest experience by streamlining the ordering and checkout process and allowing the guests to pay online.

In addition, the system automatically engages cross-sell opportunities to the guest during every order. Currently, over 28% of our pizza orders are transacted online, up from approximately 18% a year ago. These new tools will provide opportunities for us to better understand the buying preferences of our guest. We're currently in the process of building out our consumer insight and analytics team to better leverage these data and insights.

During our second fiscal quarter, we'll begin the process to launch our loyalty program. We will start by implementing an employee pilot, followed by a pilot in the select geography. Building upon what we learn from these pilots, we'll then move forward with the expansion of the new loyalty program to all of our stores. We are confident this approach will enable us to provide the best experience for our guest upon the full launch of the program.

The integration of the new suite of digital platforms for our guests will create a seamless experience both online and in-store and enhances our digital capabilities and facilitates personalized marketing and rewards. This digital platform will allow us to gain a better understanding of our guest shopping behavior to better serve them. We expect this platform will increase our average basket size and drive additional traffic.

Another element of our value creation plan is the disciplined approach to capital allocation and increasing shareholder value through dividends and share repurchases. Our capital allocation strategy will continue to prioritize investments with attractive return profiles, including our value creation programs as well as disciplined store growth to new store construction and strategic acquisition opportunities.

In closing, we continue to take transformational steps to enhance store performance and deliver long-term profitable growth. We will continue to review and add skill sets to successfully execute on our strategy to drive significant long-term shareholder value.

We will now take your questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) Our first question comes from Chris Mandeville with Jeffries.

Christopher Mandeville: Bill, if we could start off just with the comments on rising (inaudible) prices, did you proactively take any pricing to offset this pressure in the quarter? And maybe if so, to what extent and how much did that maybe influence consumer elasticity in the quarter, if at all?

William Walljasper: Yes. No, to answer your question, Chris, we don't didn't any price increases to offset that. As you know, we're certainly in a competitive pricing environment in that particular area of the business, and so we want to make sure we continue to offer value proposition to our guest.

With respect to the cheese cost from a comparative standpoint, last year, in Q1, it's $1.87 a pound. We're about $1.96 a pound for this quarter. And just as a reminder, about every $0.10 per pound is roughly about 30 to 35 basis points to the overall prepared food margin. Currently, to give you kind of a perspective, Chris, we're about $2.07 a pound. We anticipate this declining towards the back half of the calendar year. This has always been a cyclical product for us. And so after the school contracts in place, we typically see downward movement and look for opportunities.

Christopher Mandeville: Okay. And then as we think about your enhanced procurement practices, can you help us understand what the reasonable assumption to think about when it comes to gallon transitioning over the short-term contract versus the spot buying by fiscal year-end? To what extent that may be reflected in the guidance today?

William Walljasper: Yes. So I'll give you a little bit of directional comments there. So first of all, fuel procurement had very little to no impact in the margin in the first quarter. We had executed on the multitude of short-term contracts here that you'll see start to benefit our company here in the second quarter and then the rest of the fiscal year.

Roughly, right now, we have about 11% or 12% of our fuel volume under contract, which is very different obviously than a structure than we're buying on the spot market. Now where that goes in the future I guess we'll determine as we kind of progress through the remaining part of this fiscal year. But definitely, we're progressing to have more and more of our fuel gallons to be on a contract basis. We definitely see that benefit and moving forward with that.

Christopher Mandeville: Okay. And then just the last one for me, you've actually outlined the value creation plan some [6 quarters] ago, yet you're averaging pretty healthy EBITDA growth of around 12% on average. So just based on what lies in front of you with loyalty, fuel procurements, additional price optimization and various marketing initiatives, is there any reason to believe that such growth won't hold if not actually maybe improve for the remainder of the value creation time line?

William Walljasper: Well, I probably fall short of giving you any type of forward-looking expectation in that regard. I think directionally, you're on the right path. And we start thinking about some of the cadence that we have going forward, the rest of this fiscal year, the next fiscal year. And Darren alluded to this, we kicked off e-commerce platform beginning this fiscal year, just launched the mobile app.

We're seeing certain online orders escalate in that area as well. Later this quarter, we'll begin the launch of the loyalty program. And then as I mentioned just previously, that fuel procurement will start to kick off in the back half of the year. So we're excited about the direction of the company with all of those to benefit us.

Operator: Our next question comes from Bobby Griffin with Raymond James.

Robert Griffin: I just want to first follow-up on Chris' question on cheese and kind of the cost environment inside the store. When we look at the margin guidance for the year for prepared food and fountain, can you maybe give us a little color on what's baked in there from a general cost environment inflation-wise?

William Walljasper: Well, for the cheese cost, I would have the expectation with the cheese cost environment would be -- that's taken in consideration, and we formulate that margin guidance as a combination of a lot of things, obviously looking at external macro issues. Cheese would be one of those issues. We'd also be looking probably more, in this case, our promotional activity that we have forthcoming.

And so when you think about some promotional activity the way upcoming, as I mentioned, one of the first question there is a competitive landscape in prepared food, we want to make sure we offer value proposition. Generally speaking, that's going to be a margin detriment in that regard. However, I would say price optimization might be a benefit for us with respect to maybe kind of boosting the margin.

Darren Rebelez: Bobby, this is Darren. I guess the only thing I would add to what Bill said is the ability of our digital platform to be able to target that promotional activity towards specific gas as opposed to having a blanket approach to promotional activity should help us be a little more effective in that and not have to be as margin degregating as we go and try to drive more traffic.

Robert Griffin: Okay. Appreciate that. That's helpful. Darren, actually my next question was right there on some of the exciting you guys are doing digitally. Can you maybe just expand upon what you're seeing in some of the early learnings from the e-commerce platform or the mobile app that illustrates some of the confidence you have in the same-store sales accelerating through the year either maybe ticket size online versus in-store or anything like that to help us get a better grasp on what the opportunity is?

Darren Rebelez: Yes. This is Darren again. And yes, we've seen some pretty positive results so far. And really, across-the-board, we're having good success in conversion rates. And we're seeing transactions accelerate positively versus prior year on our digital platform.

We're also seeing some uptick on the average order volume or the average order size. So kind of across the platform, we're seeing that growth. And as I mentioned earlier, we're about 28% of our orders for pizza are coming online so -- or digitally. So we believe that can continue to grow. We're just fairly very early stages in that process, so we'll continue to move forward without.

Operator: Our next question comes from [Sharma] with Stephens.

Unidentified Participant: I just wanted to ask about operating expense growth. How sustainable is OpEx growth at this level?

William Walljasper: Yes. I'll start that one off. This is the lowest increases that we've had for quite some time, and obviously, it's a credit to the store operations team and the continued focus and trying to match our labor hours with the guest experience. And so if you notice that we didn't change anything with respect to the range and operating expense.

Obviously, we anticipate going forward an acceleration in comps across-the-board. And with that, we certainly anticipate labor hours increasing to kind of match that guest experience. So when we think about from high level, I will look at it this way, look at the same-store operating expense in that low single digit, unit growth in that 4%, so high single digit is kind of maybe a run rate on a normalized basis that you should be thinking about.

Unidentified Participant: Okay. Great. And then obviously, I wanted to get your take on the cadence of the prepared food and grocery comps. I know you're expecting prepared food comps to lift off as the e-commerce platform kind of progresses, but I was wondering if you were able to provide us a cadence.

Darren Rebelez: Yes. I'll go ahead and take that. Obviously, we're a little bit soft in the first quarter, and yes, we probably saw sequential improvements throughout the quarter. And again, in August, we saw another improvement. So the intent all along as you look through the year was that we have growth accelerating throughout the year on prepared food and fountain as we stood the digital platform.

So I would think about it just like that. As we continue to get higher penetration of our digital platform and then ultimately launch our loyalty program, you should expect to see some acceleration in the prepared food and fountain comps as we move forward through the year.

Operator: Our next question comes from Bonnie Herzog with Wells Fargo.

Unidentified Participant: This is [Patty] on for Bonnie. You mentioned your optimism about your inside store price optimization tool in terms of grocery, and I just wanted to ask when do you expect it to be fully rolled out and what kind of lift you think you can contribute on an ongoing basis to comps? And then more specifically on the quarter, the 3.2% same-store sales that you posted was pretty nice the above street expectations. I wanted to ask if it was above your own internal expectations? And if so, how much of that was from category momentum versus price optimization?

William Walljasper: Yes. So for price, I'll try to answer all of those questions. if we don't get that, Patty, please circle back with us. But price optimization inside the store, when we did our test, our pilot testing, we noticed a couple of things. We alluded to this. We saw definitely an increase in revenue in the control group probably more significant than we saw an increase, to a greater extent, on the margin side. And so we're anticipating in the back half of the year to see benefit from price optimization inside the store being rolled out in both of those areas.

That's part of the sequential movement on comps moving forward. Now with respect to the 3.2% comp in grocery and general merchandise, one of the things that we weren't quite sure of coming in this fiscal year was we were going to be lapping the JUUL product rollout last fiscal year. We weren't sure that momentum will continue in the same trajectory that it did last fiscal year, and so we were certainly pleasantly surprised that popularity of that product continues to be relatively robust. So do you have some other questions there maybe we can circle back with?

Unidentified Participant: No. Actually, I'll just leave it there.

Operator: Our next question comes from Irene Nattel with RBC Capital Markets.

Irene Nattel: Just continuing with the line of questioning around the grocery category. Bill, I think it was in your prepared remarks, maybe it was Darren, you mentioned that ex cigarettes, it seemed to the category was really strong. Can you talk about what you're seeing in beverage and other key inside categories, please, ex cigarettes?

William Walljasper: Yes. I'll let Darren take that one.

Darren Rebelez: Yes. Irene, yes, that was correct. We did see a pretty strong growth ex cigarettes, and it was really somewhat across-the-board. We saw growth in the grocery category overall and saw sequential improvement throughout the quarter in alcohol in particular, but also in packaged beverages as we move through over the quarter. So those were really the 3 main areas that we saw the growth, and then it was somewhat offset by our cigarette performance.

Irene Nattel: That's helpful. And the strength that you're seeing in both alcohol and packaged, is that a result of sort of deliberate strategy, shift in promotional tactics? And were you able to sort of see any correlation between that and the weather trends during the quarter?

Darren Rebelez: Well, first, to answer your first question, I think it was a combination of some deliberate activity, particularly in alcohol. We've expanded through a number of stores with liquor and with wine, and so we're seeing very strong growth in those 2 categories, albeit on a somewhat smaller basis.

And then we're seeing momentum as well with the flavored alternative beverages, so like the hard seltzers and that sort of thing within the beer category. From the packaged beverage side, we're just seeing continued strength and energy, although not as strong as it had been in years past. And you have to help me, Irene, what was your other question?

Unidentified Participant: My other question was just really around weather in the quarter and what that impact might have had.

Darren Rebelez: Yes. Definitely, may had an impact on us, and you see it in the beverage categories across-the-board. Alcohol package delivery and fountain as well. That was over toughest month. And then every month got sequentially better as the weather started to improve, so there's definitely a correlation there.

William Walljasper: Yes. Irene, I was going to add on the first part of the question with respect to the beer category, we also benefited from a couple of state law changes in Oklahoma and Kansas. They're now able to sell a stronger alcohol content beer, and that has been a nice boost to the 2 states for us.

Irene Nattel: That's great. And then I was just wondering, if you could give us a little bit more color around the results of sort of the zone pilot. You mentioned some lift to top line, some lift to margin, but which categories in particular do you see it? What kind of differential are you talking about in terms of pricing? And does that make you think a little bit more about perhaps extending to the prepared foods category?

William Walljasper: Yes. It's probably a little preliminary for us to give results to the pilot as we now are starting to stand that up. But probably the best way to characterize that, Irene, is, right now, when we did that control group, without some mentioning specific items, we definitely reiterating previous answer, definitely saw a much higher impact to the gross margin then we did the revenue side of that.

I think this is one as we get more traction, I would expect you to hear from us on this and how that's performing going forward with respect to those zones. So in some of those cases, some of those zones, we'll be moving pricing up in certain key categories. In some cases, we're moving products down. They're dependent on the competitive landscape there. But we're anxious to get that kicked off and be able to report like we do in every quarter on the progress.

Irene Nattel: That's great. And are you thinking at all of doing something sort of similar with your insight store category -- sorry, your prepared foods category?

William Walljasper: Yes, we'll certainly do that and update you with the progress of all the categories in fact.

Operator: Our next question comes from Karen Short, Barclays.

Karen Short: First, housekeeping. Just the credit card fees in the quarter?

William Walljasper: $40.4 million.

Karen Short: Okay. So I wanted to just talk a little bit about your guidance on the gas margin front. Obviously, gas margins were stronger than your guidance for the year this quarter, and you're really only early stage in terms of the percent of fuel that you're purchasing on contract, so wondering kind of what your thoughts are on the conservatism with the gas margin for the year guidance? And then on that, the contract side, just any color you can give one what percent of fuel do you think you'll have on contract by year-end?

Darren Rebelez: Yes. Karen, this is Darren. I think with respect to the fuel margin guidance, we had a combination of factors in Q1 that helped us. Obviously, it's a favorable fuel margin environment. And I think we're better able to capitalize on that because of the price optimization capabilities that we've been building over the past year. So I wouldn't want to take that margin and extrapolate that to the rest of …

(technical difficulty)

Karen Short: Can you guys hear? No, just completely blank.

Operator: Please stand by. Your conference call will resume momentarily.

(technical difficulty)

Operator: Please remain in your line. Your conference call will resume momentarily.

(technical difficulty)

Operator: Sir, you may resume.

Darren Rebelez: Okay. Hello. Sorry about that. Karen, are you here now?

Karen Short: I am here, if you can hear me.

William Walljasper: Karen, just so you know.

Darren Rebelez: You missed a brilliant answer to the question, by the way.

Karen Short: I think we wouldn't want to extrapolate for the whole year.

Darren Rebelez: So yes, okay, so that was on the fuel margin side. I think you've got that answer. And then with respect our contracted fuel volume, we expect to have about 28% to 30% of our overall volume under contract this year.

Karen Short: Okay. And then my second question was you obviously, you talked about the 28% online, I guess, in terms of purchases. Wondering if you could give a little color on average ticket online versus in-store and what the attachment rate is now? I know it's early stage, but now you have visibility to cross-sell on the app?

William Walljasper: Yes. The conversion rate continues to climb on that. As far as the average volume order over the last probably 6 to 9 months, we've increase that about a full dollar and continue to make strides in that. So what we are excited about what the opportunity presents for us as we get fully integrated with all the digital.

Karen Short: And so what would be the difference view online versus in-store?

William Walljasper: For the average order volume?

Karen Short: Yes. Total, what is the actual ticket?

William Walljasper: It's about -- well, the difference is going to be about $1. The average ticket online is a little over $20, about $21 online.

Karen Short: Okay. And then wondering, you made some comments on areas of expense management opportunities. I was wondering if you could elaborate on that a little bit, and then also just give a little color on what kind of greater efficiencies you plan to be able to accomplish at the new DC? Like, what's changing with that new DC specifically?

William Walljasper: Yes. I'll start with the operating expense, and Darren and I can dovetail on the DC question. So probably one of the things that stand out as far as an initiative that we're undertaking is finalizing the common motion study. And so this will provide an opportunity with all of our attachment rates across the 16 state chain.

And so once we have a better understanding of the timing, it should take to make a pesos to take out the trash so forth and so on, we'll be able to take that information and sit it on top of the scheduler and then be more efficient in the scheduling of our labor site-by-site basis to match that particular activity of that store. We think that's going to provide probably a better guest experience from a staffing perspective of labor hours on a site-by-site basis. So just one of the things that stand out on that regard. Now with respect to the third distribution center, I'll let Darren take that.

Darren Rebelez: Yes. Karen, on the distribution center, essentially, what we've got today with our 2 distribution centers, we started to develop further south in our network. And what resulted from that is a bit of inefficiencies as we try to self-distribute into that geography and as we measure that by the cost per pound to distribute. And we started to see that cost per pound going up because we're driving further to support those stores. So as I mentioned in my script that we're looking towards the southwest part of our geography to place the third distribution center.

And that will essentially just create more efficiency as those deliveries to those stores will be far more efficient and take some of the inefficiency off of the other distribution centers, particularly in Ankeny. The Ankeny distribution center is overcapacity right now, so we've had to lease some extra space to be able to support the stores. So once that distribution center gets up and running, it will relieve all of that pressure, and we expect to see cost per pound to distribute go down as well as further enabling our ability to grow more effectively in that geography.

Karen Short: Is there any way to quantify what the cost saving might be?

Darren Rebelez: Yes, but we're not prepared to share that at this point.

Operator: Our next question comes from Kelly Bania with DMO capital.

Kelly Bania: Just wanted to ask just about general customer traffic trends inside the store, how they compared this quarter to maybe what you've seen in the last couple of quarters? And then also, just on terms of the loyalty program, can you share with us some details about how that will work, what is differentiated versus competitors there? And just remind me on the timing, are you testing that in Q2 and then rolling that out later in the year? Just some clarification on that would be helpful.

William Walljasper: Sure. First of all, your first question there, you get multiple questions in there. So with respect to (inaudible) yes, traffic, so we were down slightly. If you look at customer account, excluding commissions and fuel inside the store, we were down slightly, and they have been down slightly for some time.

We, as you know, we're kind of in a environment in the Midwest that has been pressured due to a continued downward movement to the farm income. However, it has been becoming less of a impact for us. We've been getting better and better with customer account, and that's part of the process that we moved to digital. And so that's the question. With respect to the digital launch, loyalty launch, I'll have Darren take that.

Darren Rebelez: Yes. Kelly, for the loyalty program, I guess a couple of things. First, I'll tackle the timing. Like I mentioned in the script, we're about to begin our testing and pilot of that. So that's going to be largely contingent on how everything works in the pilot, but we anticipate that it'll be late Q2, early Q3 when we would launch that loyalty program assuming everything works out.

As far as what differentiates the program versus anybody else, I'm not prepared to share that at this point for competitive reasons. But suffice it to say, we believe we have a way in that will resonate uniquely with our guests and provide incremental value above and beyond what they might find other places. So we feel really good about the platform (inaudible) we just got to get through the pilot process before we can get it launched.

Kelly Bania: Okay. That's fair. I guess just another follow-up in terms of the distribution now kind of focusing on adding that third DC. I guess, Darren, is there any more thoughts now that you've had a little more time to kind of evaluate just the thoughts around maybe adding more fresh capabilities over time with more frequent deliveries? Just any updated thoughts on that.

Darren Rebelez: Yes. Sure. We have done an assessment on multiple deliveries per week to our stores, and we're continuing to evaluate that as an option. At the moment, given the situation, we're overcapacity in distribution centers. We really are in a position to start that at this point. But once we get to third distribution center up and running, then we'd be in a better position to perhaps capitalize on that opportunity.

Kelly Bania: Okay. That's helpful. And maybe last one for me. In terms of the free cash flow outlook, I think, Darren, a couple of months ago you talked about maybe some more efficient approaches to CapEx. And I was just curious if you had any more details that you could share with us on how you may be able to accomplish that goal?

Darren Rebelez: Yes. We're still in the planning phase of all of that. But the things I mentioned last time, we're just taking a look at how we build our stores today and the opportunity to potentially to take cost out without segregating the guest experience. At the same time, we're taking a look at nonfuel side as a potential fill in opportunities in geographies where we already operate and we have unmet demand. And so we're assessing both of those opportunities right now and keep you updated on that.

Operator: (Operator Instructions) Our next question comes from Charles Cerankosky with Northcoast Research.

Charles Cerankosky: I noticed you closed 6 stores during the quarter, is that indicative of taking a closer look at the store base or just an anomaly at this point?

William Walljasper: Yes. Most of that has to do with an assessment of kind of an overall network capacity, looking at replacement stores where we can better serve the community. For instance, we may close stores like 2 stores and build a larger footprint. That's a function more of that, not so much as performance of the stores.

Charles Cerankosky: Okay. And then, Bill, looking at the success of the price optimization in fuel, I'm thinking you're going to have more free cash flow this year, next year. How do you feel about the stock repurchase and the dividend, especially given that the stock prices has moved up? Is that something that you guys thinking have to bite the bullet on to buy back shares? Are you looking at least offsetting dilution from grants, et cetera?

William Walljasper: I'll let Darren go and take that one.

Darren Rebelez: Yes. Chuck, with respect to share repurchase, we have a $300 million authorization that's available to us. And we always want to keep that option available, so we can opportunistically buy back our stock when that becomes an attractive investment opportunity.

But our focus is on growth, and so we're always going to prioritize our growth investments over share repurchases when we're going to get the attractive returns that we're aiming for. So that's really the mode of that we're in right now. And again, we have the authorization there. We'll use it opportunistically, but our focus is on investing capital and growth initiatives to drive our greater share of return.

Operator: Our next question comes from John Royall with JPMorgan.

John Royall: On CapEx, the 1Q run rate was well below [the low guidance] level, which is unusual if I look at 1Q historically. How should we think about the cadence for the rest of the year to hit the continue a bit of ramp in 2Q and more readable in the second half or is it kind of more readable throughout?

William Walljasper: Yes. You're correct. Typically, in the past, we have been a little bit more lumpy in the back half of the fiscal year when it comes to CapEx spend. We open up 15 stores in our first quarter. And as you know, we have a goal of 60. We expect a relatively smooth cadence the rest of the fiscal year.

Now, however, keep in mind, the third distribution center, I would anticipate CapEx ramping up a little bit more aggressively as we get into the distribution center. We also have an additional going on currently with our corporate facility here as well. So I would expect that to move up. We still think that 5 60 would be a number. That's when we update every quarter as well.

John Royall: Okay. Great. And the next question on distribution center and appreciating that you guys aren't disclosing the exact location at this point, but when I look at the southwest of your territory, your (inaudible) for new stores, should we be thinking about the expansion into new state or would this be more of a further buildout operating like Kansas or Oklahoma?

William Walljasper: Yes, I would certainly think that the new distribution center will bring about the opportunity of new states. Right now, the State of Oklahoma, we penetrated here in the last year so, and that state is doing exceptionally well for us. And we have quite a few more sites going up in that area. But definitely, the third distribution center will allow us to efficiently expand in other geographies.

John Royall: Great. And then just one, last one is more housekeeping. On the D&A, was the onetime adjustment anticipated when you rolled out the guidance just thinking about kind of flattish year-over-year and then double-digit guidance implied pretty substantial increase throughout the year? Is that -- am I thinking about that correctly?

William Walljasper: No, it was not contemplated in the guidance. So intuitively, that's probably one of those areas that we could adjust the guidance downward. But as mentioned previously, we felt actually the first quarter maybe wasn't prudent for us. So look for us to comment on that after the December call.

Operator: Our next question comes from Damian Witkowski with G Research.

Damian Witkowski: I have a question on fuel and optimization there because I think that's the most advanced program that you have and initiative. And where are we in terms of just rolling it out and testing it in, and obviously, getting the feedback necessary, sort of meaning is there still room on the upside in terms of optimizing price by geography? And have you had to roll back in geographies just from a competitive response perspective?

Darren Rebelez: Yes. Damian, I think from the rollout standpoint, we're just about completely rolled out in terms of the execution on price optimization. We still have some technology to put against about 400 stores where we had automated price on, and that will get done here over the course of the year. But I think in terms of the fuel pricing dynamics, and there's a lot going on, it's obviously a very fluid place.

So as we continue to optimize our approach to pricing in the marketplace, our competitors continue to adjust their position based on what we're doing and then that have to react to that adjustment. So I would expect over the course of the next year or so, we're going to see some massaging of that positioning as all of us and our competitors kind of react to the new normal. And so it will be somewhat of a fluid environment I would expect over the next 12 to 15 months or so.

Damian Witkowski: I mean and just in general, your thoughts on -- are the competitors having to some actually moving the price up and because they need gross margin dollars as well? Or are they mostly trying to steal back market share from you?

Darren Rebelez: I have no way of knowing how they feel about what we're doing nor I want to speculate on that. But again, that's going to be competitor-by-competitor, market-by-market. And so we just -- we take the position we're going to take, and our position may vary market-to-market depending on the competitive set.

Damian Witkowski: Okay. And then just on the fuel, fuel being under contract, does that take away the opportunity to sort of what fuel goes down and crude goes down in price and you have typically higher margin. Does that at all affect? How does that affect your ability to sort of capture that margin during those periods of time?

Darren Rebelez: Well, I think there's 2 different things going on. When we have supply under contract and we're going to get to enjoy the downside of that when commodity prices come down. It doesn't in any way influence our ability to price at retail, so we can continue to manage how we approach those cost decreases from a retail standpoint to capture margin if we elect to do that.

Operator: Our next question comes from Chris Mandeville with Jeffries.

Christopher Mandeville: Bill or Darren, just looking at a few more items to prep food, you've got (inaudible) and then you also introduced replaced chicken with the crispy chicken sandwich. How should we think about newness to the menu board, the possibility of maybe further rationalization and how that might influence margin or mix over time?

Darren Rebelez: Yes. Chris, this is Darren. Yes, you called out a couple of new food items performing pretty well for us right now. I think what you can expect is we'll continue to innovate around the menu. I do believe we have an opportunity to rationalize our assortment. To a certain extent, that work has yet to begin. So we've got a lot of work to do on prepared foods in that standpoint. But I think in the near term, you should expect that we'll continue to innovate around our core items and look for opportunities to rationalize and get a little more efficient and effective with the breadth of our offering.

Christopher Mandeville: Okay. And then Bill, one of your peers recently had a refi. Can you update us in any possibility doing something similar and potential timing there?

William Walljasper: Certainly, I can give you a little bit of color there. So as you know, Chris, we have a payment of [$569 million] payment due next August. We still have a make call provision that we needed to contend with between now and then. And so obviously Treasuries have come down and the spreads have remained tight. And so I think we're in a very good opportunity to refinance, and so we'll begin to stop looking at that here between now and the end of the calendar year. So more to come there at this point, but I don't see any concern on our refinancing risk.

Christopher Mandeville: All right. And then just last one for me, it's on your latest filing that you've opted to expand the board size range. Can you maybe just walk us through that thought process? Is that an indication that you actually want to add a few bodies and skill sets? And if so, is there any maybe color with respect to what sort of background you're looking for?

Darren Rebelez: Yes. Chris, this is Darren. No, that really wasn't anything around proactively adding more board members to the board. I think you're pretty well aware that we just had a fairly significant board refresh and have 5 new directors within the last, I guess, it's about 2 years. So while this was really more of an effort to help facilitate succession planning and transitioning, so because we were at our authorization prior, we're at full capacity from our board.

So if we have anybody that was intending to retire off the board, we would have to lose them before we could add the board member. And I think it's a better practice to have some overlap so that those new directors can get up to speed and we can transition more effectively. So that's really what this is all about. It's just getting us the bandwidth to do that at the appropriate time.

Operator: Thank you. And I'm showing no further questions at this time. I like to turn the call back over to Darren Rebelez for closing remarks.

Darren Rebelez: Okay. Thank you, and I'd like to thank everyone for joining us this morning and close the call by reiterating our key initiatives, our design to position Casey's for accelerated revenue growth and improve profitability through our long-term value creation plan. This will be accomplished through a disciplined capital allocation strategy that focuses on prioritizing high-return growth and profitable initiatives.

So with that, I'd like to thank everybody. Have a great rest of the day.

Operator: Ladies and gentlemen, this concludes today's conference. Thank you for joining. Everyone have a wonderful day.